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                                                                          (e)(4)

May 7, 2000



Justin L. Jaschke
Chief Executive Officer
5616 S. Ivy Court
Greenwood Village, CO 80011

Dear Mr. Jaschke:

          As you know, Verio Inc. ("Verio") is entering into the Agreement and Plan of Merger among NTT Communications Corporation, Chaser Acquisition, Inc. ("Acquisition Sub") and Verio Inc. dated as of May 7, 2000 (the "Merger Agreement") pursuant to which it is anticipated that Acquisition Sub will acquire all the outstanding capital stock of Verio. As you also know, Verio has offered to continue your current employment after the consummation of the Offer and the Merger (both as defined in the Merger Agreement). Therefore, in consideration of such continued employment and the mutual covenants and agreements contained herein, Verio and you agree as follows:

          1. Effective immediately after consummation of the Offer (as defined in the Merger Agreement), Section 2.5 of the Compensation Protection Agreement between Verio and you dated April 1, 1998, (the "Protection Agreement") is amended by adding the following new subsection (f) immediately following subsection (e) appearing therein:

             "(f) Notwithstanding anything contained in this Agreement to the contrary, no acquisition of the Company's voting securities by, nor any merger, consolidation or reorganization of the Company with, any entity (or entities) that directly or indirectly is controlled by or is under common control with the NTT Communications Corporation shall constitute a Change in Control."

          2. Subsections (i) through (iv) of Section 2.8(a) of the Protection Agreement are amended in their entirety to read as follows:

             "(i) (A) a change in Protected Officer's title, position or responsibilities (including reporting responsibilities) which represent a material adverse change from Protected Officer's title, position or responsibilities as in effect at the execution of the Agreement and Plan of Merger dated as of May 7, 2000

             (the "Merger Agreement") among NTT Communications Corporation ("NTT"), Chaser Acquisition Inc., and the Company; (B) the assignment to Protected Officer of any material duties or responsibilities which are significantly inconsistent with Protected Officer's title, position or responsibilities as in effect at the execution of the Merger Agreement; or (C) any removal of Protected Officer from or failure to reappoint or reelect Protected Officer to any of such offices or positions, except in connection with the termination of Protected Officer's employment for Disability, Cause, as a result of Protected Officer's death or by Protected Officer other than for Good Reason;

             (ii) reduction in Protected Officer's base salary to a level below that in effect at the execution of the Merger Agreement (except to the extent such reduction is part of a comprehensive reduction in salary applicable to employees of the Company generally so long as the reduction applicable to Protected Officer is comparable to the reduction applied to other senior executives of the Company), or any failure to pay Protected Officer any compensation or benefits to which Protected Officer is entitled within five (5) days of the date due other than an inadvertent failure, administrative error or on account of events beyond the control of the Company;

             (iii) the Company's requiring Protected Officer to be based at any place outside the farther of a 50-mile radius Protected Officer's job location and a 50-mile radius of the Protected Officer's residence prior to the execution of the Merger Agreement, except for reasonably required travel on the Company's business which is not materially greater than such travel requirements prior to the execution of the Merger Agreement, determined without regard to travel to meet with representatives of Parent (as defined in the Merger Agreement); or

             (iv) the failure by the Company to provide Protected Officer with compensation and benefits (other than any compensation or benefits under any stock option, stock purchase or other compensation or benefit plans, programs or practices payable in or measured by the value of the Company's common stock) in the aggregate, not significantly less (in terms of benefit levels and/or reward opportunities) to those provided under the employee benefit plans, programs and practices, including, but not limited to, the plans listed on Appendix A, in which Protected Officer was participating at the execution of the Merger Agreement or which are provided to other similarly situated executives of the Company, except to the extent such failure is part of a comprehensive reduction in compensation or benefits applicable to employees of the Company generally so long as the reduction applicable to Protected Officer is comparable to the reduction applied to other senior executives of the Company."

          3. Subsection (viii) of Section 2.8(a) of the Protection Agreement is amended in its entirety to read as follows:

             "(viii) the failure of the Company to obtain an agreement, satisfactory to Protected Officer, from any Successors and Assigns (as hereinafter defined) to assume and agree to perform this Agreement, as contemplated by Section 11.1 hereof, provided,
                                                                --------
             however, that Good Reason shall not include a failure by NTT or any
             -------
             of its affiliates to assume and perform this Agreement in connection with the Merger."

          4.  The following new Section 2.8(d) is added immediately after
Section 2.8(c) of the Protection Agreement:

             "(d) For purposes of this Agreement, notwithstanding anything contained herein to the contrary, neither (i) any change in the Protected Officer's position or responsibilities that results primarily from the change in the status of the Company from a company the common stock of which is registered under the Securities Act of 1934 and traded on a national securities exchange or the NASDAQ National Market to a subsidiary of NTT, nor (ii) any change in the Protected Officer's amount or level of participation in the retention and incentive plan referred to in Section 6.14(a) of the Merger Agreement, as compared to the amount or level of participation in incentive plans of Verio prior to consummation of the transactions contemplated by the Merger Agreement, shall by itself or in combination with any other event or events constitute Good Reason."

          5. Subsection (iv) of Section 4.1(b) of the Protection Agreement is amended in its entirety to read as follows:

             "(iv) the restrictions on any outstanding incentive awards (including restricted stock and granted performance shares or

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             units) granted prior to the execution of the Merger Agreement to
             Protected Officer under the Company's stock option and other stock incentive plans or under any other incentive plan or arrangement shall lapse and such incentive award shall become 100% vested, all stock options and stock appreciation rights granted prior to the execution of the Merger Agreement to Protected Officer shall become immediately exercisable and shall become 100% vested and all performance units granted prior to the execution of the Merger Agreement shall become 100% vested."

          6.  If you are employed by Verio:

             (i) thirteen months after the date the Offer (as defined in the Merger Agreement) is consummated and have been continuously employed by Verio since the date of this letter agreement, Verio will pay to you an amount equal to one-half of the Employment Bonus (as defined below); and

             (ii) twenty-five months after the date the Offer (as defined in the Merger Agreement) is consummated and have then been continuously employed by Verio since the date of this letter agreement, Verio will pay to you the remainder of the Employment Bonus.

          You acknowledge and agree that any amounts that may become payable to you (or your successors) pursuant to the grants made as of the Effective Time (as defined in the Merger Agreement) under the retention and incentive plans adopted by Verio pursuant to Section 6.14(a) of the Merger Agreement shall be reduced by the amounts paid to you pursuant to this paragraph 6.

          For purposes of this paragraph 6, the "Employment Bonus" shall mean
(a) three times the sum of:

             (i) the amount of your annual base salary in effect immediately prior to the consummation of the Offer (as defined in the Merger Agreement), including all amounts of your annual base salary that are then deferred under the qualified and non-qualified employee benefit plans of Verio or any other agreement or arrangement; and

             (ii) the greater of (i) 100% of the last annual incentive payment paid or payable to you prior to the consummation of the Offer (as defined in the Merger Agreement) under Verio's cash bonus incentive plan; and (ii) your incentive target for the fiscal year in which such Offer is consummated.

          7. You acknowledge and agree that your continued employment by Verio after consummation of the Offer (as defined in the Merger Agreement) and your participation in Verio's incentive and retention programs thereafter shall be subject to your execution prior to consummation of the Offer of (i) an agreement to remain employed by Verio immediately after the consummation of the Offer,
(ii) a written covenant not to compete with or solicit employees of Verio and its affiliates in the United States for a period ending at the later of two years following the consummation of the Offer and one year after termination of employment and (iii) an agreement to maintain the confidentiality of confidential information and data of Verio and its affiliates, each in a form reasonably satisfactory to NTT and Verio.

          8. You acknowledge and agree that prior to consummation of the Offer you will enter into a Stock Option Deferral Agreement substantially in the form attached hereto as Exhibit A with respect to each "Company Stock Option" (as defined in the Merger Agreement) held by you that waives acceleration and defers vesting of 20% of the unvested options held by you that would otherwise automatically become vested immediately prior to consummation of the Offer.

          9. This letter agreement (and the amendments to the Protection Agreement contained herein) shall cease to be effective upon the termination of the Merger Agreement pursuant to its terms.

          10. Nothing in this letter agreement entitles you to be employed by Verio for any specific period of time or otherwise interferes with your status as an employee at will of Verio.

          Please indicate your acceptance of the terms hereof by executing a copy of this letter agreement and returning it to the undersigned.


                                    Very truly yours,


                                    /s/ Carla Hamre Donelson
                                    ------------------------
                                    Name:  Carla Hamre Donelson
                                    Title:  Vice President and General Counsel



     Accepted:

     /s/ Justin L. Jaschke
     ---------------------
     Name: Justin L. Jaschke        Date: May 7, 2000

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                                                                       EXHIBIT A
                                                                       ---------

                        STOCK OPTION DEFERRAL AGREEMENT

          This STOCK OPTION DEFERRAL AGREEMENT (this "Agreement"), entered into by _____________________________ (the "Optionee") and VERIO INC. ("Verio") as of
this ___ day of May, 2000.

          WHEREAS, Verio has heretofore granted to Optionee options to purchase shares of common stock of Verio ("Verio Stock") pursuant to a Stock Option Agreement dated ________________, 19______ (the "Option Agreement");

          WHEREAS, pursuant to the terms of the Option Agreement, the option evidenced thereby shall become fully vested and exercisable with respect to all shares of Verio Stock subject thereto upon consummation of the "Offer" as defined in the Agreement and Plan of Merger among NTT Communications Corporation, Chaser Acquisition, Inc. and Verio Inc. dated as of May _____, 2000 (the "Merger Agreement");

          WHEREAS, the Optionee has agreed that, in return for Verio's promise to pay to the Optionee certain additional compensation pursuant and subject to the terms of this Agreement, the vesting and exercisability of such option with respect to ______ shares of Verio Stock subject thereto shall be deferred; and

          WHEREAS, the Optionee and Verio desire to amend the Option Agreement to reflect such deferral of vesting and exercisability.

          NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged by the parties, the Optionee and Verio agree as follows:

          1. All capitalized terms used but not defined herein shall have the respective meetings assigned to such terms by the Option Agreement and the Verio [1998][1997 California] [1996] Stock Incentive Plan, both of which are hereby incorporated herein by reference.

          2. Section 3 of the Option Agreement is amended by adding the following new subsection (g) immediately following subjection (f) appearing therein:

          "(g)  "Retention Shares" means ____ of the Shares subject to this
                 ----------------
          Option Agreement."

          3.  The first sentence of Section 4(a) is amended to read as follows:

          "In the event of a Corporate Transaction pursuant to the Agreement and Plan of Merger among NTT Communications Corporation, Chaser Acquisition, Inc. and the Company (the "Merger Agreement"), the Option automatically shall become vested and exercisable immediately prior to the effective date of such Corporate Transaction with respect to all Shares subject hereto other than the Retention Shares, and the Retention Shares shall be subject to the provisions of Section 4(e) hereof."

          4.  The first sentence of Section 4(b) is amended to read as follows:

          "In the event of a Change in Control pursuant to the Merger Agreement, the Option automatically shall become vested and exercisable immediately prior to the effective date of such Corporate Transaction with respect to all Shares subject hereto other than the Retention Shares, and the Retention Shares shall be subject to the provisions of
          Section 4(e) hereof."

          5.  Section 4 is amended by adding the following new subsections (e),
(f) and (g) following subsection (d) appearing therein:

          "(e) With respect to the Retention Shares, in the event of a Corporate Transaction pursuant to the Merger Agreement, the Option shall not fully vest and be exercisable immediately before such Corporate Transaction and the Option shall be replaced with a cash incentive program of the Company that preserves the compensation element of the Option existing at the time of such Corporate Transaction pursuant to the Merger Agreement and provides for subsequent payout in accordance with the vesting schedule provided in the Notice; but for purposes of
          Section 6.5(a) of the Merger Agreement become vested and exercisable with respect to one-half of the Retention Shares thirteen (13) months after consummation of the "Offer" (as defined in the Merger Agreement) and with respect to the remainder of the Retention Shares twenty-five
          (25) months after such date if, in each case, the Optionee's continuous status as an Employee has not yet terminated; provided,
                                                                   --------
          however, that for purposes of Section 6.14(a) of the Merger Agreement,
          -------
          this Option automatically shall become fully vested and exercisable immediately upon termination of the Optionee's Continuous Status as an Employee if such Continuous Status as an Employee is terminated by the Company or Related Entity, as the case may be, without Cause or voluntarily by the Optionee with Good Reason (as defined below) within twelve (12) months of such Corporate Transaction.

          (f)  As used herein, "Good Reason" means the occurrence after a
                                -----------
          Corporate Transaction described in the Merger Agreement of any of the following events or conditions unless consented to by the Optionee:

             (i) (A) a change in Protected Officer's title, position or responsibilities (including reporting responsibilities) which represent a material adverse change from Protected Officer's title, position or responsibilities as in effect at the execution of the Agreement and Plan of Merger dated as of May 7, 2000 (the "Merger Agreement") among NTT Communications Corporation ("NTT"), Chaser Acquisition Inc., and the Company; (B) the assignment to Protected Officer of any material duties or responsibilities which are significantly inconsistent with Protected Officer's title, position or responsibilities as in effect at the execution of the Merger Agreement; or (C) any removal of Protected Officer from or failure to reappoint or reelect Protected Officer to any of such offices or positions, except in connection with the termination of Protected Officer's employment for Disability, Cause, as a result of Protected Officer's death or by Protected Officer other than for Good Reason;

             (ii) reduction in Protected Officer's base salary to a level below that in effect at the execution of the Merger Agreement (except to the extent such reduction is part of a comprehensive reduction in salary applicable to employees of the Company generally so long as the reduction applicable to Protected Officer is comparable to the reduction applied to other senior executives of the Company), or any failure to pay Protected Officer any compensation or benefits to which Protected Officer is entitled within five (5) days of the date due other than an inadvertent failure, administrative error or on account of events beyond the control of the Company;

             (iii) the Company's requiring Protected Officer to be based at any place outside the farther of a 50-mile radius Protected Officer's job location and a 50-mile radius of the Protected Officer's residence prior to the execution of the Merger Agreement, except for reasonably required travel on the Company's business which is not materially greater than such travel requirements prior to the execution of the Merger Agreement, determined without regard to travel to meet with representatives of Parent (as defined in the Merger Agreement);

               (iv) the failure by the Company to provide Protected Officer with compensation and benefits (other than any compensation or benefits under any stock option, stock purchase or other compensation or benefit plans, programs or practices payable in or measured by the value of the Company's common stock) in the aggregate, not significantly less (in terms of benefit levels and/or reward opportunities) to those provided under each employee benefit plan, program and practice, including, but not limited to, the plans listed on Appendix A, in which Protected Officer was participating at the execution of the Merger Agreement or which are provided to other similarly situated executives of the Company, except to the extent such failure is part of a comprehensive reduction in compensation or benefits applicable to employees of the Company generally so long as the reduction applicable to Protected Officer is comparable to the reduction applied to other senior executives of the Company;

               (v) the insolvency or the filing (by any party, including the Company) of a petition for bankruptcy of the Company, which petition is not dismissed within sixty (60) days;

               (vi) any material breach by the Company of any provision of this Agreement;

               (vii) any purported termination of Protected Officer's employment for Cause by the Company which does not comply with the terms of Section 2.4;

               (viii) the failure of the Company to obtain an agreement, satisfactory to Protected Officer, from any Successors and Assigns (as hereinafter defined) to assume and agree to perform this Agreement, as contemplated by Section 11.1 hereof, provided,
                                                                       --------
               however, that Good Reason shall not include a failure by NTT or
               -------
               any of its affiliates to assume and perform this Agreement; or

             (ix) For purposes of this Agreement, notwithstanding anything contained herein to the contrary, neither (x) any change in the Protected Officer's position or responsibilities shall include any such change that results primarily from the change in the status of the Company from a company the common stock of which is registered under the Securities Act of 1934 and traded on a national securities exchange to a subsidiary of NTT, nor (y) any change in the Protected Officer's amount or level of participation in the retention and incentive plan referred to in Section 6.14(a) of the Merger Agreement, as compared to the amount or level of participation in incentive plans of Verio prior to consummation of the transactions contemplated by the Merger Agreement, shall by itself or in combination with any other event or events constitute Good Reason."

          (g)  As used herein, "Cause" means the termination of the Optionee's
                                -----
          Continuous Status as an Employee for "Cause" as such term is defined in the Optionee's employment agreement, or in the absence of such definition, then as in the determination of the Company, the Optionee:
          (i) acts in bad faith and to the detriment of the Company; (ii) refuses or fails to act in substantial accordance with any material direction or order of the Company; (iii) exhibits in regard to his employment unfitness or unavailability for service, unsatisfactory performance, disregard of Company rules or policies, or misconduct, but not Disability; (iv) exhibits dishonesty, habitual neglect, or incompetence, but not Disability; or (v) is convicted of a crime involving dishonesty, breach of trust, or physical or emotional harm to any person.

          6. All other provisions of the Option Agreement shall remain in full force and effect.

          7. (a) If the Optionee is employed by Verio or its affiliates thirteen (13) months after the date of the Offer (as defined in the Merger Agreement) and has been continuously so employed since such date, then Verio shall pay to the Optionee a bonus equal to fifty percent (50%) of the "Option Consideration" (as defined in the Merger Agreement) payable to the Optionee on such date.

          (b) If the Optionee is employed by Verio or its affiliates twenty five (25) months after the date such Offer is consummated and has been continuously so employed since such date, then Verio shall pay to the Optionee a bonus equal to one hundred percent (100%) of such Option Consideration payable on such date.

          (c) If the Optionee's Continuous Status as an Employee is terminated by the Company or Related Entity, as the case may be, voluntarily by the Optionee with Good Reason (as defined above) within twenty-five (25) months of the Corporate Transaction described in the Merger Agreement, then a pro rata
                                                                    --------
portion of the unpaid amount of the bonus payable under clause (a) and/or (b) shall become immediately payable.

          (d) If the Optionee's Continuous Status as an Employee is terminated by the Company without Cause (as defined above) with in twenty-five (25) months of the Corporate Transaction described in the Merger Agreement, the unpaid amount of the bonus payable under clause (a) and/or (b) shall become immediately payable.

          8. This Agreement (and the amendments to the Option Agreement contained herein) shall become effective immediately before the consummation of the Offer and shall cease to be effective upon termination of the Merger Agreement pursuant to its terms.

          9. Nothing in this Agreement entitles you to be employed by Verio for any specific period of time or otherwise interferes with your status as an employee at will of Verio.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement on this ___ day of _____, 2000.



                                    _____________________________
                                    Optionee


                                    Verio Inc.

                                    By___________________________

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